EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Increases Quarterly Cash Dividend 43% to $0.10 per Share

Lake Mary, Florida, January 19, 2007 - Bairnco Corporation (NYSE-BZ) today reported improved operating results for the fourth quarter and full year 2006 as compared to 2005, excluding the impact of professional fees related to the Steel Partners Tender Offer (“Offer Fees”) and the tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements (“Property Tax Benefit”) booked during the third quarter of 2006.

Sales for the full year 2006 were $178,828,000, or an increase of 7.8% as compared to 2005.  Excluding the Offer Fees and the Property Tax Benefit, net income increased 32.7% to $4,776,000 as compared to 2005, and diluted earnings per share increased 38.3% to $0.65 from $0.47 in 2005. Net income and diluted earnings per share in 2006 were $4,962,000 and $0.67, respectively, including the Offer Fees and Property Tax Benefit.

Fourth quarter sales in 2006 increased by 13.5% as compared to the fourth quarter of 2005.  Excluding the impact of the Offer Fees, fourth quarter net income increased 66.6% to $1,456,000 and diluted earnings per share increased 66.7% to $0.20 as compared to 2005.  Including the impact of the Offer Fees, Bairnco reported net income of $1,272,000, or $0.17 diluted earnings per share for the fourth quarter of 2006.

The Company also reported today that its Board of Directors had approved an increase of 43% in the quarterly cash dividend to $.10 per share, from $.07 per share. The Board further declared a quarterly cash dividend of $.10 payable on March 30, 2007 to stockholders of record on the close of business on March 5, 2007. The Board increased the dividend based on Bairnco’s strong financial condition, the demonstrated contributions from the Atlanta SharpTech acquisition in the fourth quarter and the positive outlook for the Company’s performance.

Bairnco Chairman and Chief Executive Officer Luke E. Fichthorn III stated, “We are pleased with our improved operating results for the fourth quarter and full year 2006, which exceeded our guidance for the full year of 2006. We clearly have significant momentum in many key areas of our business and we continue to see positive sales trends in our Arlon Electronic Materials and Kasco divisions. Our initiatives to consolidate our operations and reduce operating costs also continue to make steady progress.  The new China plant, which was completed and fully staffed in the third quarter, began operations with limited volume in the fourth quarter which we expect to ramp up during the first quarter of 2007.  Effective October 1, 2006, Kasco acquired Atlanta SharpTech with fiscal 2006 sales of $18.7 million for approximately $14 million. The combined management teams have already completed the initial integration plan and have made approximately $1.6 million of annualized cost savings.”

Fichthorn continued, “We believe continuing internal growth, price increases, the addition of Atlanta SharpTech for a full year in 2007 and ongoing profit improvement programs will result in enhanced shareholder returns.  We are tightening our earnings per share guidance for 2007 to a range of $1.10 to $1.20. Our strong financial performance combined with the outlook for 2007 and the increased dividend further supports the Board’s view that Steel Partners’ $12.00 per share offer is grossly inadequate and significantly discounts the inherent value of the business.”

Performance – Fourth Quarter 2006

Sales in the fourth quarter 2006 were $47,677,000, an increase of 13.5% from $42,022,000 in the fourth quarter 2005. Arlon’s Electronic Materials sales increased 4.9% due to continued strength in the electronics and industrial served markets. Arlon’s Coated Materials sales decreased 5.0% as strong European and Latin America digital print sales were more than offset by weak domestic graphics, automotive and industrial markets. Kasco sales increased 51.4% to $16,981,000 from $11,213,000 in the fourth quarter 2005.  Kasco’s North American sales continued to show growth from improved service and repair revenue and equipment sales as well as $4.6 million in additional sales from Atlanta. Kasco’s European operations also showed improved operating results both in local currency and from the positive currency translation effect of the weaker U.S. Dollar versus the British Pound and the Euro.

Gross profit increased 31.4% to $15,285,000 as compared to $11,630,000. The gross profit margin as a percent of sales increased to 32.1% from 27.7%. The gross profit improvement was from increased sales and production volumes at Arlon’s Electronic Materials and increased sales at Kasco’s North American operations, including the Atlanta SharpTech acquisition, which were partially offset by Arlon’s Coated Materials reduced margins due to lower volume and a change in mix primarily in the graphics business with the shift to lower margin digital print products. The China manufacturing facility was completed at the end of the third quarter. However, contributions to gross profit remained negative in the fourth quarter due to initial low production volumes. There were no restructuring costs charged to gross profit in the fourth quarter of 2006 and only $112,000 relating primarily to the Kasco Mexican operations was included in the fourth quarter 2005.

Selling and administrative expenses for the fourth quarter 2006, excluding the Offer Fees, were up 21.0% to $12,497,000 from $10,329,000 primarily due to the inclusion of Atlanta, which like Kasco has high selling costs due to the route sales and repair service organizations, as well as the full staffing of the China facility. Included in the Company’s fourth quarter 2005 selling and administrative expenses are $73,000 of start-up expenses for the China manufacturing facility and $140,000 of redundancy costs related to terminations in Kasco’s French operations. Offer Fees were $300,000 in the fourth quarter 2006 bringing total selling and administrative expenses to $12,797,000.

Operating profit (refer to Segment Data table attached) increased 114.3% to $2,788,000, excluding the Offer Fees, from $1,301,000 in the fourth quarter 2005. Arlon’s Electronic Materials operating profit increased 17.9% to $2,377,000 from $2,016,000 on increased sales and improved factory performance. Arlon’s Coated Materials operating profit decreased to a loss of ($267,000) from a profit of $228,000 on reduced sales and the lower margin product mix.  Kasco’s operating profit increased $1,336,000 to $1,604,000 due to the improved sales in North America and Europe, the Atlanta SharpTech acquisition, the benefit of the weaker US dollar on foreign operating results, improved operating efficiencies in Mexico, and the absence of redundancy costs at its French operations ($140,000 in the fourth quarter 2005) and relocation and start-up expenses for Mexico ($86,000 in the fourth quarter 2005). Operating profit was $2,488,000 in the fourth quarter taking the Offer Fees into consideration.

Net interest expense increased to $439,000 in 2006 as compared to $43,000 of income in 2005. The increased interest expense in 2006 reflects the increased borrowings for the Atlanta SharpTech acquisition and increased interest rates. During 2006 and 2005, $235,000 and $65,000, respectively, of interest expense related to the construction of the China facility and equipment was capitalized.

The effective tax rate for the fourth quarter 2006 was 37.9% due to China losses as compared to 35.0% in the fourth quarter 2005.

Net income increased 45.5% to $1,272,000 in 2006 from $874,000 in the fourth quarter 2005 and diluted earnings per common share increased to $.17 from $.12 in the fourth quarter 2005. Excluding the Offer Fees and the related tax benefit, net income increased 66.6% to $1,456,000 and diluted earnings per common share increased to $.20 in the fourth quarter 2006.

Performance - Year Ended December 31, 2006

Sales for the year ended December 31, 2006 increased 7.8% to $178,828,000 from $165,900,000 in 2005. Arlon's Electronic Materials sales increased 13.3% with solid growth in the electronics and certain industrial markets. Arlon’s Coated Materials sales decreased 1.6% as the strong growth in the digital print market was offset by weakness in other domestic graphics markets, automotive and certain industrial markets. Kasco's sales increased 15.7% as compared to last year as Kasco’s North American sales continued to show strong service and repair revenues and equipment sales in addition to the Atlanta SharpTech acquisition. Kasco’s European operations also showed improved operating results both in local currency and from the positive currency translation effect of the weaker U.S. Dollar versus the British Pound and the Euro.

Gross profit increased 12.8% to $53,550,000 in 2006 from $47,469,000 in 2005 on increased sales. The gross profit margin as a percent of sales increased to 29.9% from 28.6%. Relocation and closing costs were $377,000 in 2006 and $1,127,000 in 2005.

Excluding the Offer Fees, selling and administrative expenses increased 8.1% to $45,259,000 from $41,878,000 primarily as a result of sales growth and the inclusion of Atlanta which has a higher fundamental ratio of SG&A to sales than the non-service businesses. As a percent of sales, selling and administrative expenses remained relatively flat at 25.3% in 2006 as compared to 25.2% in 2005. 2006 includes $228,000 of expenses related to the start-up of the China plant as compared to $389,000 in 2005. 2005 also includes $140,000 of redundancy costs related to terminations at Kasco’s French operations.  Including Offer Fees of $2,225,000, selling and administrative expenses increased to $47,484,000 from $41,878,000 in 2005.

Excluding the Offer Fees, operating profit increased 48.3% to $8,291,000 from $5,591,000 in 2005. Arlon’s Electronic Materials operating profit increased 34.6% to $9,121,000 from $6,774,000 on increased sales and improved factory performance. Arlon’s Coated Materials operating profit decreased 48.4% to $1,152,000 from $2,232,000 in 2005 as a result of lower sales volume and the change in mix. Kasco’s operating profit increased $2,050,000 to $2,404,000 from $354,000 in 2005 resulting from the elimination of $987,000 of relocation and start-up expenses for Mexico, the contribution of the Atlanta SharpTech acquisition, $140,000 of redundancy costs at its French operations and certain factory inefficiencies associated with the Mexico plant that were not captured as part of the relocation and start-up expenses.

Net interest expense increased to $712,000 in 2006 as compared to $54,000 in 2005 due to the increased outstanding borrowings for the Atlanta SharpTech acquisition and increased interest rates.

Excluding the Property Tax Benefit, the effective tax rate in 2006 was 36.3% as compared to 35.0% in 2005. The effective tax rate including the Property Tax Benefit was 7.3% in 2006.

Net income increased to $4,962,000 in 2006 from $3,600,000 in 2005 and diluted earnings per share increased to $0.67 in 2006 from $0.47 in 2005. Excluding the impact of the Offer Fees and the related tax benefit, and the Property Tax Benefit, net income in 2006 increased 32.7% to $4,776,000 and diluted earnings per share increased 38.3% to $0.65.

The Corporation repurchased 163,000 of its shares on the open market during 2006 at a total cost of $1,604,000.

Outlook

The Company tightened its guidance for 2007 with diluted earnings per share now expected to be in the range of $1.10 to $1.20, excluding Offer Fees, and sales growing to between $197 million and $205 million.  The company also increased its expectations for operating profit, which are now anticipated to fall within the range of $14.3 million and $15.4 million, as compared to previously announced guidance of $13 million to $15 million.  However, this increase will be partially offset on the bottom line by higher expected interest expense and a higher assumed tax rate excluding Offer Fees.

Stockholders Meeting

The Company also announced today that the Annual Meeting of Stockholders in Bairnco Corporation will be held on Thursday, April 19, 2007, at 9:00 a.m., local time, at Bairnco’s corporate offices, Lake Mary, Florida.  The record date for determination of Stockholders is March 5, 2007.

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IMPORTANT INFORMATION

Bairnco filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on July 6, 2006, regarding Steel Partners’ unsolicited tender offer for all the outstanding shares of Stock of Bairnco for $12.00 per share, net to the sellers in cash, without interest (the “Offer”). Bairnco’s stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.

On January 12, 2007, Steel Partners filed a consent solicitation statement with the SEC relating to Steel Partners’ solicitation of consents of Bairnco’s stockholders to, among other things, remove all of Bairnco’s current directors and replace them with Steel Partners’ nominees.  On January 11, 2007, Bairnco filed a preliminary consent revocation statement on Form PREC14A with the SEC to counter Bairnco’s consent solicitation. Bairnco’s stockholders should read the preliminary consent revocation statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.

The Schedule 14D-9, the preliminary consent revocation statement, the definitive consent revocation materials (when filed) and other public filings made by Bairnco with the SEC are available free of charge at the SEC’s website at www.sec.gov. Bairnco will provide a copy of these materials free of charge at its website at www.bairnco.com.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Certain of Bairnco’s directors, officers and employees may be deemed to be participants in the solicitation of Bairnco’s stockholders. Information regarding the names and interests of these persons is contained in the preliminary consent revocation statement (including any amendments or supplements thereto).

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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INFORMATION ABOUT BAIRNCO

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Kenneth L. Bayne, Vice President Finance, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

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Reconciliation of GAAP to Non-GAAP Financial Measures (2006 is unaudited)

Management believes that excluding the unusual Offer Fees and the Property Tax Benefit more clearly reflects the performance of the Company and allows the Company's stockholders to compare comparable financial statistics across periods. The following tables reconcile certain Generally Accepted Accounting Principles (“GAAP”) financial measures with the non-GAAP financial measures discussed above for the quarters and years ended December 31, 2006 and 2005. The non-GAAP financial measures exclude the Offer Fees and the Property Tax Benefit.

	Quarter Ended
	Dec 31, 2006	Dec 31, 2005
Selling and administrative expenses	$12,797,000	$10,329,000
Offer Fees	300,000	--
Selling and administrative expenses before Offer Fees	$12,497,000	$10,329,000

Operating profit	$2,488,000	$1,301,000
Offer Fees	300,000	--
Operating profit before Offer Fees	$2,788,000	$1,301,000

Net income	$1,272,000	$874,000
Offer Fees, net of $116,000 of tax benefit	184,000	--
Net income before impact of Offer Fees	$1,456,000	$874,000

Diluted Earnings per Share of Common Stock	$0.17	$0.12
Impact on diluted earnings per share of common stock of Offer Fees	0.03	--
Diluted earnings per share of common stock before impact of Offer Fees	$0.20	$0.12

	Year Ended
	Dec 31, 2006	Dec 31, 2005
Selling and administrative expenses	$47,484,000	$41,878,000
Offer Fees	2,225,000	--
Selling and administrative expenses before Offer Fees	$45,259,000	$41,878,000

Operating profit	$6,066,000	$5,591,000
Offer Fees	2,225,000	--
Operating profit before Offer Fees	$8,291,000	$5,591,000

Net income	$4,962,000	$3,600,000
Offer Fees, net of $857,000 of tax benefit	1,368,000	--
Property Tax Benefit	(1,554,000)	--
Net income before impact of Offer Fees and Property Tax Benefit	$4,776,000	$3,600,000

Diluted Earnings per Share of Common Stock	$0.67	$0.47
Impact on diluted earnings per share of common stock of Offer Fees	0.19	--
Impact on diluted earnings per share of common stock of the Property Tax Benefit	(0.21)	--
Diluted earnings per share of common stock before impact of Offer Fees and Property Tax Benefit	$0.65	$0.47

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Comparative Consolidated Results of Operations (2006 is unaudited)

	Quarter Ended		Year Ended
Condensed Income Statements	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Net sales	$ 47,677,000	$ 42,022,000	$ 178,828,000	$ 165,900,000
Cost of sales	32,392,000	30,392,000	125,278,000	118,431,000
Gross profit	15,285,000	11,630,000	53,550,000	47,469,000
Selling and administrative expenses	12,797,000	10,329,000	47,484,000	41,878,000
Operating profit	2,488,000	1,301,000	6,066,000	5,591,000
Interest expense, net	439,000	(43,000)	712,000	54,000
Income before income taxes	2,049,000	1,344,000	5,354,000	5,537,000
Provision for income taxes	777,000	470,000	392,000	1,937,000
Net income	$ 1,272,000	$ 874,000	$ 4,962,000	$ 3,600,000

Basic Earnings per Share of Common Stock	$ 0.18	$ 0.12	$ 0.69	$ 0.49

Diluted Earnings per Share of Common Stock	$ 0.17	$ 0.12	$ 0.67	$ 0.47

Basic Average Common Shares	7,123,000	7,267,000	7,147,000	7,350,000
Diluted Average Common Shares	7,377,000	7,493,000	7,387,000	7,613,000

Condensed Balance Sheets (2006 is unaudited)	Dec. 31, 2006	Dec. 31, 2005
ASSETS

Cash	$ 1,869,000	$ 5,313,000
Accounts receivable, net	30,631,000	25,713,000
Inventories	33,608,000	27,231,000
Other current assets	7,532,000	7,387,000
Total current assets	73,640,000	65,644,000
Plant and equipment, net	40,944,000	34,373,000
Cost in excess of net assets of purchased businesses	17,087,000	14,439,000
Other assets	7,080,000	11,312,000
Total	$ 138,751,000	$ 125,768,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 6,178,000	$ 2,233,000
Current maturities of long-term debt	1,219,000	134,000
Accounts payable	13,584,000	12,051,000
Accrued expenses	11,634,000	9,406,000
Total current liabilities	32,615,000	23,824,000
Long-term debt	18,490,000	7,069,000
Other liabilities	6,161,000	11,417,000
Stockholders’ investment	81,485,000	83,458,000
Total	$138,751,000	$125,768,000

Segment Data (2006 is unaudited)	Quarter Ended December 31,		Year Ended December 31,
	Net Sales	Operating Profit (Loss)	Net Sales	Operating Profit (Loss)	Assets
2006
Arlon Electronic Materials	$ 15,160,000	$ 2,377,000	$ 60,866,000	$ 9,121,000	$ 35,251,000
Arlon Coated Materials	15,536,000	(267,000)	67,124,000	1,152,000	45,266,000
Kasco	16,981,000	1,604,000	50,838,000	2,404,000	47,167,000
Headquarters (a)	--	(1,226,000)	--	(6,611,000)	11,067,000
Total	$ 47,677,000	$ 2,488,000	$178,828,000	$ 6,066,000	$138,751,000
2005
Arlon Electronic Materials	$ 14,449,000	$ 2,016,000	$ 53,741,000	$ 6,774,000	$ 31,035,000
Arlon Coated Materials	16,360,000	228,000	68,218,000	2,232,000	45,932,000
Kasco	11,213,000	268,000	43,941,000	354,000	30,436,000
Headquarters	--	(1,211,000)	--	(3,769,000)	18,365,000
Total	$ 42,022,000	$ 1,301,000	$165,900,000	$ 5,591,000	$125,768,000

(a) Includes Offer Fees of $300,000 in the fourth quarter 2006 and $2,225,000 for the full year 2006

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